SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
September 30, 2010

TRI-VALLEY CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	001-31852	94-1585250
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

4550 California Avenue, Suite 600
Bakersfield, California 93309
(Address of principal executive office)

Issuer's telephone number:  (661) 864-0500

Section 1 – Registrant’s Business and Operations

Item 1.01  Entry into a Material Definitive Agreement

Effective September 30, 2010, Tri-Valley Corporation issued 355,000 shares of restricted Series A Preferred Stock to the Company’s Chairman of the Board in a privately negotiated transaction, as described below in Item 3.02, Unregistered Sales of Equity Securities.  The parties entered into a Subscription Agreement in connection with the transaction, which is set forth in Exhibit 10.1 to this Report.

The terms, rights, and preferences of the Series A Preferred Stock are as follows:

•	A total of 355,000 shares of Series A Preferred Stock is authorized, all of which shares were issued in this transaction.
•
The shares are non-voting except as to those matters on which a vote of the class is required by Delaware law, such as a change in the rights, preferences and priorities of the Series A Preferred Stock.

•	The shares are not convertible into Common Stock or into any other class of securities.
•	The shares bear a liquidation preference of $10.00 per share (a total of $3,550,000).
•
A dividend on the shares is payable at the rate of 10% per annum.  The dividend is cumulative, is only payable in cash, and is payable if, as, and when dividends are declared by the board of directors.  Cumulative, unpaid dividends do not bear interest.  Any cumulative, unpaid dividend on the shares must be paid before dividends or other distributions may be paid on the Common Stock or any other class of stock junior to the Series A Preferred Stock.

•	The shares are redeemable at any time by the Company at $10.00 per share (a total of $3,550,000) upon 60 days’ notice to the holder.

You should review the Certificate of Designation of Series A Preferred Stock, which is Exhibit 4.1 to this Report, for the complete terms of the Series A Preferred Stock.

Section 3 – Securities and Trading Markets

Item 3.02  Unregistered Sales of Equity Securities

Effective September 30, 2010, the Company issued 355,000 shares of restricted Series A Preferred Stock to the Company’s Chairman of the Board, G. Thomas Gamble, in exchange for outstanding obligations from the Company to Mr. Gamble.  The obligations exchanged included a note payable of $850,000 from the Company resulting from an advance by Mr. Gamble in December 2009 and the previous acquisition of membership interests in Great Valley Production Services, LLC, for consideration of $2,700,000, for a total of $3,550,000.  The exchange was the result of a privately negotiated transaction in reliance on the exemption from registration requirements contained in Regulation D, Rule 506, and Section 4(2) of the Securities Act of 1933.

The terms of the Series A Preferred Stock are described in Item 1.01, Entry of a Material Definitive Agreement, and the Certificate of Designation of Series A Preferred Stock is set forth in Exhibit 4.1 to this Report.

Section 9 – Financial Statements and Exhibits

Item 9.01  Financial Statements and Exhibits

Exhibit 4.1                      Certificate of Designation of Series A Preferred Stock

Exhibit 10.1                      Subscription Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRI-VALLEY CORPORATION

Date: October 6, 2010	/s/ Maston N. Cunningham
Maston N. Cunningham, President and Chief Executive Officer